UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2011

Kratos Defense & Security Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

4820 Eastgate Mall, San Diego, CA  92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 812-7300

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 22, 2011, Kratos Defense & Security Solutions, Inc. (“Kratos”) issued a press release announcing that its wholly-owned subsidiary, Acquisition Co. Lanza Parent, intends, subject to market and other conditions, to offer $250 million aggregate principal amount of its 10% Senior Secured Notes due 2017 (the “Notes”), in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds from the offering will be used, together with cash contributions from Kratos, to finance the acquisition of all of the outstanding shares of common stock of Herley Industries, Inc. (“Herley”), to pay related fees and expenses and for general corporate purposes. Promptly after the acquisition of 100% of the equity of Herley, the Notes will be exchanged in a like principal amount for tack-on notes of Kratos that would constitute an additional issuance of its 10% Senior Secured Notes due 2017 under its existing Indenture dated as of May 19, 2010.

The Notes may not be offered or sold without registration unless pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction. A copy of the press release related to the offering of the Notes is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits.

99.1	Press release dated March 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

By:	/s/ Deanna H. Lund
Deanna H. Lund
Executive Vice President, Chief Financial Officer

Date:  March 22, 2011